Exhibit 99.1
For Immediate Release
Maxygen Updates Status of MAXY-alpha Program
REDWOOD CITY, Calif., November 26, 2007—Maxygen, Inc. (Nasdaq: MAXY) announced today that Roche and Maxygen have agreed to terminate development of MAXY-alpha, also known as R7025, and to end the agreement under which Maxygen licensed MAXY-alpha to Roche. The news follows Maxygen’s announcement of September 21, 2007, that Roche had voluntarily placed a hold on the program.
“While we are disappointed, we recognized and had advised earlier that termination of the program was one of the likely possibilities,” said Russell Howard, Maxygen’s chief executive officer. “Tremendous potential remains in Maxygen’s portfolio and we look forward to 2008, a key year for our two lead programs, MAXY-G34 and MAXY-VII.”
The MAXY-alpha program was fully funded by Roche, with no milestone payments expected in 2007 or 2008. As such, Maxygen expects no near-term impact on its financials as a result of the termination. Upon termination of the agreement, all rights to Maxygen’s interferon variant product candidates revert back to Maxygen.
About MAXY-alpha
MAXY-alpha was designed to be a next-generation alpha interferon for the treatment of Hepatitis C and Hepatitis B virus infections. Alpha interferon is a natural protein that is produced by many cell types, including T-cells and B-cells, macrophages, fibroblasts, endothelial cells, and osteoblasts, and is an important component of the anti-viral response, stimulating both macrophages and natural killer (NK) cells. MAXY-alpha was being developed under a 2003 agreement between Maxygen and Roche to develop novel interferon alpha and beta products for a wide range of indications.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. We look for opportunities where our proprietary protein modification technologies can address significant therapeutic needs. Our lead program, MAXY-G34, is designed to be an improved version of G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Also in our pipeline is a novel Factor VIIa for the treatment of hemophilia. Maxygen’s approach to drug discovery and development may allow us to leverage the established development and regulatory paths of approved drugs. We believe this advantage translates to a greater chance of successfully bringing important new drugs to market. www.maxygen.com

Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects, including those relating to our ability to develop any human therapeutic products suitable for commercialization, our ability or plans to continue the development of MAXY-G34 or MAXY-VII, and the timing and status of such development. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to, changing research and business priorities of Maxygen, the inherent uncertainties of pharmaceutical research and drug development, our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development and the development of superior products by competitors. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2006, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.
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Contact:
Michele Boudreau
Investor and Public Relations
650.279.2088
michele.boudreau@maxygen.com